UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2006

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.

      In a Current Report on Form 8-K filed on March 29, 2005, Mattson Technology, Inc. (the "Company") reported that it would be restating its financial statements previously reported for the first three quarters of the year ended December 31, 2005. As part of its continued review of its financial statements for the year ended December 31, 2005, the Company is reexamining the methodology used to record the recognition of certain royalty revenue in prior annual periods. If the Company determines that material errors were made, it will notify the public that previously reported financial statements cannot be relied upon and that a restatement will be necessary. The Company currently believes that, as a result of possible material errors in the recognition of royalty revenue, a restatement of financial statements for the Company's 2002, 2003 and 2004 fiscal years is likely, and the impact of the restatement of financial statements for the first three quarters of 2005 may be greater than previously reported. The restatement relating to royalty revenue would impact the timing, but not the total amount, of income recognized by the Company. Cash flows from operations would not be impacted.

      Mattson issued a press release on April 10, 2006 disclosing its reexamining of the methodology used to record the recognition of certain royalty revenue in prior annual periods. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
Exhibit	Description
99.1	Press Release dated April 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 10, 2006

Mattson Technology, Inc.

By: /s/ Ludger Viefhues

Ludger Viefhues
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated April 10, 2006 Also provided in PDF format as a courtesy.